EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Business Editors

FRESH CHOICE PROMOTING STRONG OPERATIONS TEAM

MORGAN HILL, Calif.— November 19, 2002—Fresh Choice, Inc. (Nasdaq:SALD), which operates self-service salad buffet style restaurants in California, Texas and Washington has announced the promotion of three key managers to head the operations team.

Tim O’Shea, Senior Vice President of Marketing, has been promoted to the position of Executive Vice President/Chief Operating Officer. O’Shea joined Fresh Choice in March 1996 as Vice President of Marketing and was named Senior Vice President in December 1998.  O’Shea has over 30 years of restaurant experience working for organizations such as Saga Corporation, Culinary Brands, Inc. and Grace Culinary Systems. As General Manager at Saga Corporation, he had full profit- and-loss responsibility for a $50 million national hotel restaurant chain. O’Shea also has in-depth experience with new restaurant development and construction. He is a graduate of Washington State University, where he earned a BA degree in business administration and hotel/restaurant management.

Mario Lleverino, Director of Texas Operations, has been promoted to the position of Area Vice President. In this new position, Lleverino will be responsible for regions in the South Bay, North Bay, Central Bay, Central California, Texas Fresh Choice, and Texas Fresh Choice Express. He earned a BS degree in business administration from Santa Clara University and has over 20 years of restaurant operations experience. Prior to joining Fresh Choice in 1993, Lleverino was a restaurant manager and general training manager at Denny’s Inc. His career at Fresh Choice includes General Manager at the Stanford location, South Bay Regional Manager, Director of Operations for Fresh Choice Express, and more recently Director of Operations for the Texas area.

Matt Barron, Regional Director of Operations, has been promoted to the position of Area Director of Operations. As Area Director of Operations Barron will be responsible for the Central Valley, Washington, and Los Angeles regions. He joined Fresh Choice in 1995 after having worked at El Torito Restaurant for five years as General Manager. At Fresh Choice Barron was the General Manager at four restaurants before becoming an Area General Manager, Regional Manager and then Regional Director of Operations.

With over 60 years of combined operational experience, the new team provides Fresh Choice with tremendous vision and focus to advance the Company’s operations initiatives.

Steve Atkins, Senior Vice President of Operations, resigned his position with Fresh Choice after 11 years of contribution, in order to pursue new opportunities in the mid west.

About Fresh Choice

Fresh Choice, Inc. operates 50 restaurants under the Fresh Choice and Zoopa brand names in California (41), the state of Washington (4) and Texas (5). The Company’s Fresh Choice and Zoopa restaurants offer customers an extensive selection of high quality, freshly-prepared traditional and specialty salads, hot pasta dishes, pizza, soups, bakery goods and desserts in a self-service format. In addition, the Company operates one Fresh Choice Express restaurant, two dual branded Fresh Choice Express and licensed Starbucks retail stores and one stand-alone licensed Starbucks retail store in Texas.

For more information, please visit the Fresh Choice, Inc. Web site at www.freshchoice.com or call Kristi Tenrreiro at 408-776-0799 x183.